EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-189975 and Form S-8 No. 333-194351) pertaining to the 2010 Share Incentive Plan of Lentuo International Inc. of our report dated May 15, 2014, with respect to the consolidated financial statements of Lentuo International Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

/s/Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China

Date: May 15, 2014